EXHIBIT 99.1
For Immediate Release
CRM Holdings, Ltd. Announces Third Quarter Results
HAMILTON, Bermuda, November 5, 2009 — CRM Holdings, Ltd. (“CRM” or “the Company”) (Nasdaq: CRMH), a provider of a full range of products and services for the workers’ compensation insurance industry, today announced results for the third quarter ended September 30, 2009.
Three Months Ended September 30, 2009
In the third quarter of 2009, the Company incurred a net loss from continuing operations of $15.7 million, or $(0.93) per diluted share. In the same quarter of the prior year, the Company incurred a net loss from continuing operations of $2.9 million, or $(0.18) per diluted share. Unless otherwise stated, all further results discussed in this release refer to continuing operations for 2009 and results on a comparable basis for 2008.
The net loss includes a non-cash valuation allowance of $11.3 million, or ($0.72) per diluted share, with respect to the Company’s net deferred tax assets, representing an allowance of the full amount of that asset. This relates to future tax deductions in the Company’s domestic operations (including tax loss carry-forwards) and arises because the Company re-evaluated the realizability of the asset in light of the decline in the Company’s domestic taxable income. The tax loss carry-forward remains available to offset taxes over the next 20 years.
Total revenues in the third quarter of 2009 were $21.8 million, compared to $29.2 million in the same quarter of the prior year. The Company enjoyed higher rates on policy renewals and growth in the number of policies written in its major market of California. However, three principal items more than offset these gains, resulting in an overall decline in revenue. First, underwriting actions taken on business written by the company’s primary insurance subsidiary, Majestic Insurance Company (“Majestic”), reduced business in New York by $2.8 million. Second, the execution of quota share treaties between Majestic and third party reinsurers resulted in Majestic ceding 47% of earned premiums effective July 1, 2009, as compared to Majestic ceding 40% under a quota share treaty that was in place in the third quarter of 2008. The increase in ceded premiums accounted for approximately $2.3 million of reduced net premiums earned by Majestic. Finally, prior year loss sensitive reinsurance treaties required the accrual of additional premiums payable (“reinstatement premiums”) of $3.1 million.
Investment income during the quarter increased to $3.5 million from $2.9 million in the third quarter of 2008. Excluding the benefits of realized capital gains, interest income earned was relatively unchanged from 2008.
Total underwriting expenses for the third quarter declined to $20.9 million from $23.8 million a year ago. Loss and loss adjustment expenses were reduced due to the 47% ceded quota share treaties that commenced on July 1, 2009, as compared to the 40% ceded party quota share treaty that was in place in third quarter of 2008. For the third quarter of 2009, the Company’s overall loss ratio was 99.2% and the overall combined ratio was 142.1%, as compared to an overall loss ratio of 81.0% and an overall combined ratio of 124.2% for the third quarter of 2008.
Book value per share on a diluted basis decreased by $1.56 to $5.04 at September 30, 2009, from $6.60 per diluted share at December 31, 2008.
“Our results for the third quarter were below our expectations, mainly due to the impact of adjustments originating in prior periods. Even as the market continues to be competitive, we are seeing a strong flow of business opportunities in California where our reputation for outstanding levels of service in loss control and claims continues to provide a distinct competitive advantage. We are focusing on other territories where improvement is needed, and we remain confident our results will return to acceptable levels as we move forward,” said James J. Scardino, Chief Executive Officer.

Primary Insurance
During the quarter, Majestic experienced a decline in revenues compared to the same quarter of 2008. Net earned premiums for the quarter ended September 30, 2009, were $14.1 million, compared to $20.5 million in the same quarter a year ago, largely as a result of underwriting actions taken on the Company’s New York primary insurance business, the 47% ceded quota share treaties, and the reinstatement premiums discussed previously. These effects were partly offset by higher rates on renewing business and growth in the number of policies written in California.
The loss ratio for the 2009 third quarter of 112.4% was increased due to the effects of reinstatement premiums and $1.4 million of prior year development. Excluding those items, the loss ratio for third quarter of 2009 was 80.6%.
Majestic’s underwriting loss was $8.2 million for the quarter ended September 30, 2009, compared to an underwriting loss of $6.9 million a year ago. This increase was principally due to the reinstatement premiums and unfavorable loss reserve development, somewhat offset by reduced underwriting expenses.
Despite declining payroll and deliberate underwriting actions in New York, Majestic’s submissions and premium written remained robust. As of September 30, 2009, in-force premiums from primary insurance policies at Majestic were $152.0 million, compared with $154.3 million at the same time last year.
Reinsurance
The Company’s reinsurance segment, Twin Bridges, generated $3.2 million of net earned premiums in the third quarter of 2009, down from $4.0 million in the third quarter of the prior year. The reduction was principally due to a decrease in the volume of reinsurance premiums earned on excess insurance policies issued to the self-insured groups managed by the Company’s fee-based business segment. The underwriting profit of $0.9 million for the quarter was essentially unchanged from the same quarter of 2008. Losses and loss adjustment expenses were 41.3% of net premiums earned for the three months ended September 30, 2009, compared to 46.9% of net premiums earned for the same three months in 2008. Twin Bridges’ combined ratio for the quarter was 70.9%, compared to 76.5% a year ago.
Fee-based Business
Fee-based management services revenues were $1.1 million for the third quarter of 2009, compared to $2.0 million in the third quarter of 2008. The reduction reflected a decline in insured payroll in the self-insured groups managed by the Company and a reduction of the number of groups from 5 in the third quarter of 2008 to 2 in the third quarter of 2009. Effective January 1, 2010, the Contractors Access Program self-insured group will terminate active operations and the Company will have one self-insured group under management going forward. The continuing fee-based management services operations, which are now focused solely on the California market, produced a pre-tax operating loss of $15 thousand, compared to pre-tax operating income of $0.5 million in the same quarter of 2008.
Nine Months Ended September 30, 2009
For the first nine months of 2009, the Company’s net loss from continuing operations was $25.9 million, or ($1.55) per diluted share, compared to net income from continuing operations of $8.3 million, or $0.50 per diluted share, in 2008. The major factors contributing to the swing in profits were the establishment of a tax valuation allowance, a decrease in net earned premiums, which includes the reinstatement premiums incurred in the third quarter of 2009, favorable loss reserve development in 2008 as compared to unfavorable development in 2009 and severance expense related to the former co-CEOs incurred in the first quarter of 2009. As a result of these changes, during the first nine months of 2009, the combined ratio for the primary insurance segment was 130.9%, compared to 99.7% in 2008. The combined ratio for the reinsurance segment was 104.0%, compared to 76.6% a year ago.
Investment Portfolio
At September 30, 2009, the Company had no exposure to equities, collateralized debt obligations or collateralized mortgage obligations. The overall credit rating of Majestic’s fixed income portfolio was AA+. The following tables illustrate Majestic’s investment portfolio distribution by sector and average credit rating.

Portfolio Distribution by Sector					Portfolio Distribution by Credit Rating
	9/30/2009		12/31/2008			9/30/2009	12/31/2008
		Average		Average
	% of	Credit	% of	Credit
	Portfolio	Rating	Portfolio	Rating
					Credit Quality
Government	22.1%	AAA	17.1%	AAA
Agency	5.2%	AAA	7.4%	AAA	AAA	50.8%	58.7%
Corporate	25.3%	A+	16.5%	A+	AA	26.2%	23.3%
Mortgage backed securities	16.6%	AAA	20.4%	A	A	20.9%	14.7%
Asset backed securities	3.0%	AA+	2.8%	AAA	BBB	1.9%	3.3%
Municipal	27.8%	AA	35.8%	AA	Below BBB	0.2%	0.0%

Total	100.0%	AA+	100.0%	AA+	Average credit rating	AA+	AA+

The effective portfolio duration was 3.4 years, and the average portfolio yield was 3.7%. Net unrealized gains in the portfolio increased by $4.4 million from $5.0 million at December 31, 2008 to $9.4 million at September, 30, 2009.
Conference Call
The Company will host a conference call at 9:00 a.m. ET on Thursday, November 5, 2009, to discuss earnings for the third quarter ended September 30, 2009. To participate in the event by telephone, please dial 877-795-3610 five to 10 minutes prior to the start time (to allow time for registration) and reference passcode 3485848. International callers should dial 719-325-4833. The conference call will be broadcast live over the Internet and can be accessed by all interested parties at CRM’s Web site at http://www.CRMHoldingsLtd.bm/events.cfm. To listen to the call please go to this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived for 90 days on CRM’s Web site at http://www.CRMHoldingsLtd.bm/events.cfm. A digital replay of the call will also be available on Thursday, November 5, at approximately 11:00 a.m. ET through Wednesday, November 11 at midnight ET. Dial 888-203-1112 and enter the conference ID number 3485848. International callers should dial 719-457-0820 and enter the same conference ID number.
About CRM Holdings, Ltd.
CRM Holdings, Ltd. is a provider of workers’ compensation insurance products. Its main business activities include underwriting primary workers’ compensation insurance policies, underwriting workers’ compensation reinsurance and excess insurance policies, and providing fee-based management and other services to self-insured entities. The Company provides primary workers’ compensation insurance to employers in California, Arizona, Florida, Nevada, New Jersey, New York, and other states. The Company reinsures some of the primary business underwritten and provides excess workers’ compensation coverage for self-insured organizations. CRM is also a provider of fee-based management services to self-insured groups in California. Further information can be found on the CRM Web site at www.CRMHoldingsLtd.bm.
CRMH-E
Contact Information:
Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd., Ste. 2050
Los Angeles, CA 90024
(310) 954-1343

Forward-Looking statements
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.
All forward-looking statements involve risks and uncertainties. Although the Company believes that its plans, intentions and expectations are reasonable, the Company may not achieve such plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements the Company makes in this document. Such risks and uncertainties are discussed in the Company’s Form 10-K for the year ended December 31, 2008 and in other documents filed by the Company with the Securities and Exchange Commission. The Company believes that these factors include, but are not limited to the following:
•	The cyclical nature of the insurance and reinsurance industry;

•	Premium rates;

•	Investment results;

•	Legislative and regulatory changes;

•	The estimation of loss reserves and loss reserve development;

•	Reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance;

•	The occurrence and effects of wars and acts of terrorism;

•	The effects of competition;

•	The possibility that the outcome of any litigation, arbitration or regulatory proceeding is unfavorable;

•	Failure to retain key personnel;

•	Economic downturns; and

•	Natural disasters.
These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Financial tables and contact information follow)

Table 1
CRM Holdings, Ltd.
Consolidated Balance Sheets

	Unaudited
	September	December
	30, 2009	31, 2008
	(Dollars in thousands)

Assets
Investments:
Fixed-maturity securities, available-for-sale (amortized cost $300,020 and $308,607)	$309,454	$313,622
Short-term investments	9,261	113
Investment in unconsolidated subsidiary	1,083	1,083

Total investments	319,798	314,818
Cash and cash equivalents	35,734	28,044
Cash and cash equivalents, restricted	874	2,000

Total cash and cash equivalents	36,608	30,044
Accrued interest receivable	2,491	3,184
Premiums receivable, net	7,876	11,935
Reinsurance recoverable and prepaid reinsurance	97,416	63,801
Accounts receivable, net	5,098	3,099
Deferred policy acquisition costs	894	1,084
Current income taxes, net	6,622	3,208
Deferred income taxes, net	—	7,809
Goodwill and other intangible assets	3,135	3,252
Prepaid expenses	1,863	1,836
Other assets	2,922	3,330

Total assets	$484,723	$447,400

Liabilities and shareholders’ equity
Reserve for losses and loss adjustment expenses	$281,380	$245,618
Reinsurance payable	12,892	9,424
Unearned premiums	12,648	13,090
Unearned management fees	77	26
Long-term debt and other secured borrowings	44,083	44,083
Payable for investments purchased	18,861	—
Other liabilities	29,777	26,299

Total liabilities	399,718	338,540

Common shares
Authorized 50 billion shares; $.01 par value;
16.5 and 16.2 million common shares issued and outstanding	165	162
0.4 million Class B shares issued and outstanding	4	4
Additional paid-in capital	70,852	69,743
Retained earnings	7,852	35,619
Accumulated other comprehensive gain, net of tax	6,132	3,332

Total shareholders’ equity	85,005	108,860

Total liabilities and shareholders’ equity	$484,723	$447,400

Table 2
CRM Holdings, Ltd.
Unaudited Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Dollars in thousands, except per share amounts)
Revenues
Net premiums earned	$17,324	$24,504	$61,033	$98,040
Fee-based management services	902	1,806	3,636	5,598
Investment income	3,529	2,922	9,561	9,272

Total revenues	21,755	29,232	74,230	112,910

Expenses
Losses and loss adjustment expenses	17,193	19,841	52,081	61,230
Policy acquisition costs	3,663	3,935	11,638	15,203
Fees paid to general agents and brokers	412	534	1,598	3,473
Selling, general and administrative expenses	6,880	9,275	28,500	22,189
Interest expense	952	922	2,739	2,799

Total expenses	29,100	34,507	96,556	104,894

(Loss) income from continuing operations before income taxes	(7,345)	(5,275)	(22,326)	8,016
Tax benefit from continuing operations	(3,029)	(2,352)	(7,728)	(254)
Valuation allowance for deferred taxes from continuing operations	11,342	—	11,342	—

(Loss) income from continuing operations	(15,658)	(2,923)	(25,940)	8,270

Discontinued operations
Loss from discontinued operations before income taxes	(749)	(1,307)	(1,478)	(6,008)
Tax benefit from discontinued operations	(117)	(464)	(362)	(1,997)
Valuation allowance for deferred taxes from discontinued operations	711	—	711	—

Loss on discontinued opertations	(1,343)	(843)	(1,827)	(4,011)

Net (Loss) Income	$(17,001)	$(3,766)	$(27,767)	$4,259

(Loss) earnings per share from continuing operations
Basic	($0.93)	($0.18)	($1.55)	$0.50
Diluted	($0.93)	($0.18)	($1.55)	$0.50
Loss per share from discontinued operations
Basic	($0.08)	($0.05)	($0.11)	($0.24)
Diluted	($0.08)	($0.05)	($0.11)	($0.24)
Net (loss) earnings per share
Basic	($1.01)	($0.23)	($1.66)	$0.26
Diluted	($1.01)	($0.23)	($1.66)	$0.26
Weighted average shares outstanding:
Basic	16,853	16,466	16,749	16,425
Diluted	16,853	16,466	16,749	16,425

Table 3
CRM Holdings, Ltd.
Unaudited Consolidated Statements of Cash Flow
Nine Months Ended September 30,

	2009	2008
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(27,767)	$4,259
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	586	1,380
Amortization of unearned compensation, restricted stock	1,052	1,021
Amortization of premiums and discounts on available-for-sale investments	1,191	412
Net realized gains on sale and impairment of available-for-sale investments	(1,801)	(1,320)
Change in deferred taxes	6,190	56
Changes in:
Accrued interest receivable	693	(402)
Premiums receivable, net	4,058	(2,338)
Reinsurance recoverable and prepaid reinsurance	(33,615)	(18,268)
Accounts receivable, net	15	2,142
Deferred policy acquisition costs	190	(1,496)
Goodwill and other intangible assets	—	196
Current income taxes, net	(3,413)	(3,506)
Prepaid expenses	(58)	510
Other assets	63	(126)
Reserve for losses and loss adjustment expenses	35,762	38,891
Reinsurance payable	3,468	12,356
Unearned premiums	(442)	4,101
Unearned management fees	51	(95)
Other liabilities	3,479	2,493

Net cash provided by operating activities	(10,298)	40,266

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale investments	(294,544)	(313,706)
Proceeds from sales of available-for-sale investments	87,346	127,292
Proceeds from maturities of available-for-sale investments	216,395	138,134
Net purchases, sales and maturities of short-term investments	(9,148)	694
(Increase) decrease in receivable for securities sold	(2,014)	94
Increase in payable for investments purchased	18,861	10,862
Acquisition of intangible assets	—	(82)
Purchases of fixed assets	(134)	(674)
Disposals of fixed assets	39	237
Payments on loans receivable, net	—	3

Net cash used in investing activities	16,801	(37,146)

CASH FLOWS FROM FINANCING ACTIVITIES
Change in restricted cash and cash equivalents	1,126	—
Repayments under long-term debt and othe secured borrowings	—	(1)
Issuance of common shares — employee stock purchase plan	73	160
Retirement of common shares — share-based compensation	(12)	(47)

Net cash provided by financing activities	1,187	112

Net increase in cash	7,690	3,232
Cash and cash equivalents
Beginning	28,044	34,286

Ending	$35,734	$37,518

Table 4
CRM Holdings, Ltd.
Quarter to Date
Income by Segments

	For the three months ended September 30, 2009
			Fee-Based	Corporate
	Primary		Management	and
	Insurance	Reinsurance	Services	Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$14,112	$3,212	$—	$—	$—	$17,324
Management fees	—	—	1,090	—	(188)	902
Net investment income	2,435	307	(4)	22	(289)	2,471
Net realized gains	1,058	—	—	—	—	1,058

Total revenues	17,605	3,519	1,086	22	(477)	21,755

Expenses:
Underwriting expenses	18,892	2,152	—	—	(188)	20,856
Operating expenses	3,449	126	1,101	2,616	—	7,292
Interest expense	364	—	—	877	(289)	952

Total expenses	22,705	2,278	1,101	3,493	(477)	29,100

(Loss) income from continuing operations before taxes	$(5,100)	$1,241	$(15)	$(3,471)	$—	$(7,345)

Total assets	$490,285	$57,731	$4,467	$298,111	$(357,731)	$492,863

	For the three months ended September 30, 2008
			Fee-Based	Corporate
	Primary		Management	and
	Insurance	Reinsurance	Services	Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$20,477	$4,027	$—	$—	$—	$24,504
Management fees	—	—	2,010	—	(204)	1,806
Net investment income	2,582	491	(2)	38	(384)	2,725
Net realized gains	197	—	—	—	—	197

Total revenues	23,256	4,518	2,008	38	(588)	29,232

Expenses:
Underwriting expenses	21,096	2,884	—	—	(204)	23,776
Operating expenses	6,239	197	1,502	1,871	—	9,809
Interest expense	384	—	—	922	(384)	922

Total expenses	27,719	3,081	1,502	2,793	(588)	34,507

(Loss) income from continuing operations before taxes	$(4,463)	$1,437	$506	$(2,755)	$—	$(5,275)

Total assets	$430,567	$60,192	$5,079	$307,504	$(357,024)	$446,318

Table 4
CRM Holdings, Ltd.
Year to Date
Income by Segments

	For the nine months ended September 30, 2009
			Fee-Based	Corporate
	Primary		Management	and
	Insurance	Reinsurance	Services	Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$53,243	$7,790	$—	$—	$—	$61,033
Management fees	—	—	3,988	—	(352)	3,636
Net investment income	7,486	1,103	(13)	67	(883)	7,760
Net realized gains	1,771	30	—	—	—	1,801

Total revenues	62,500	8,923	3,975	67	(1,235)	74,230

Expenses:
Underwriting expenses	56,678	7,393	—	—	(352)	63,719
Operating expenses	13,007	707	4,043	12,341	—	30,098
Interest expense	959	—	—	2,663	(883)	2,739

Total expenses	70,644	8,100	4,043	15,004	(1,235)	96,556

(Loss) income from continuing operations before taxes	$(8,144)	$823	$(68)	$(14,937)	$—	$(22,326)

Total assets	$490,285	$57,731	$4,467	$298,111	$(357,731)	$492,863

	For the nine months ended September 30, 2008
			Fee-Based	Corporate
	Primary		Management	and
	Insurance	Reinsurance	Services	Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$72,904	$25,136	$—	$—	$—	$98,040
Management fees	—	—	6,307	—	(709)	5,598
Net investment income	6,908	1,563	(5)	183	(697)	7,952
Net realized gains	1,296	24	—	—	—	1,320

Total revenues	81,108	26,723	6,302	183	(1,406)	112,910

Expenses:
Underwriting expenses	58,626	18,516	—	—	(709)	76,433
Operating expenses	14,061	733	6,175	4,693	—	25,662
Interest expense	697	—	—	2,799	(697)	2,799

Total expenses	73,384	19,249	6,175	7,492	(1,406)	104,894

Income (loss) from continuing operations before taxes	$7,724	$7,474	$127	$(7,309)	$—	$8,016

Total assets	$430,567	$60,192	$5,079	$307,504	$(357,024)	$446,318

Table 5
CRM Holdings, Ltd.
Revenues by Segment

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Dollars in thousands)

Revenues from Fee-Based Management Services
California	$1,090	$2,010	$3,988	$6,307

	1,090	2,010	3,988	6,307

Revenues from Primary Insurance
California	9,177	11,332	32,899	43,926
New York/New Jersey	4,454	8,054	17,906	26,138
Other (1)	481	1,091	2,438	2,840

	14,112	20,477	53,243	72,904

Revenues from Reinsurance
California	2,581	2,614	6,054	15,830
New York/New Jersey	563	650	1,382	7,291
Other (2)	68	763	354	2,015

	3,212	4,027	7,790	25,136

Investment income (3)	3,529	2,922	9,561	9,272

Eliminations (4)	(188)	(204)	(352)	(709)

Total revenues from continuing operations	$21,755	$29,232	$74,230	$112,910

(1)	Includes primary insurance premiums for policies written in Washington, Alaska, Arizona, Nevada, Florida, Oregon & Hawaii.

(2)	Includes reinsurance premiums for policies written in Washington, Alaska, Arizona, Nevada, Florida, Oregon & Hawaii.

(3)
Includes the elimination of $289 thousand and $384 thousand of Twin Bridges intercompany interest income on funds withheld by Majestic for the three months ended September 30, 2009 and 2008, respectively, and the elimination of $883 thousand and $697 thousand of Twin Bridges intercompany interest income on funds withheld by Majestic for the nine months ended September 30, 2009 and 2008, respectively.

(4)
Elimination of fee-based management intercompany commissions against primary insurance policy acquisition costs for the three months ended September 30, 2009 and 2008, respectively. Elimination of fee-based management intercompany commissions against primary insurance policy acquisition costs for the nine months ended September 30, 2009 and 2008, respectively.

Table 6
CRM Holdings, Ltd.
Fee-Based Management Services Segment Data (1)

	September 30,
	2009	2008

Number of Groups California	2	5

Number of Group Members California	225	408

Aggregate Annualized Premiums (2) California ($000’s)	$29,686	$52,332

(1)	Excludes the fee-based management services segment data for CRM NY, which has been reclassifed as discontinued operations for all periods presented.

(2)	Aggregate annualized premiums are the annualized total of the actual premiums payable to our groups by their members as in effect at the dates specified.

Table 7
CRM Holdings, Ltd.
Primary Insurance Segment Data

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Dollars in thousands)		(Dollars in thousands)

Net primary insurance premiums earned	$14,112	$20,477	$53,243	$72,904
Loss and loss adjustments expenses	15,864	17,952	46,843	49,181
Underwriting, acquisition and insurance expenses (1)	6,477	9,383	22,842	23,506

Underwriting loss	$(8,229)	$(6,858)	$(16,442)	$217

Loss Ratio (2)	112.4%	87.7%	88.0%	67.5%
Expense Ratio (3)	45.9%	45.8%	42.9%	32.2%
Combined Ratio (4)	158.3%	133.5%	130.9%	99.7%

(1)
Does not include the elimination of $188 thousand and $204 thousand of Majestic policy acquisition costs against fee-based management commissions for the three months ended September 30, 2009 and 2008, respectively. Does not include the elimination of $352 thousand and $709 thousand of Majestic policy acquisition costs agains fee-based management commission for the nine months ended September 30, 2009 and 2008, respectively.

(2)	The loss ratio is calculated by dividing loss and loss adjustment expense by net primary insurance premiums earned.

(3)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net primary insurance premiums earned.

(4)	The combined ratio is the sum of the loss ratio and the expense ratio.

Table 8
CRM Holdings, Ltd.
Reinsurance Segment Data

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(Dollars in thousands)		(Dollars in thousands)

Net reinsurance premiums earned	$3,212	$4,027	$7,790	$25,136
Loss and loss adjustments expenses	1,328	1,889	5,238	12,046
Underwriting, acquisition and insurance expenses	950	1,192	2,862	7,203

Underwriting (loss) profit	$934	$946	$(310)	$5,887

Loss Ratio (1)	41.3%	46.9%	67.2%	47.9%
Expense Ratio (2)	29.6%	29.6%	36.7%	28.7%
Combined Ratio (3)	70.9%	76.5%	104.0%	76.6%

(1)	The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums earned.

(2)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums earned.

(3)	The combined ratio is the sum of the loss ratio and the expense ratio.